UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 1, 2011

SED International Holdings, Inc..

(Exact name of Registrant as specified in its charter)

Georgia	0-16345	22-2715444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4916 North Royal Atlanta Drive, Tucker, Georgia	30084
(Address Of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code: (770) 491-8962

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:

Entry into a Material Definitive Agreement.

On February 1, 2011, SED International Holdings, Inc. (the “Company”) entered into the Seventh Amendment to the Loan and Security Agreement with Wells Fargo Bank (USA) (the “Amended Agreement”), which, among other things, increased its line of credit with Wells Fargo Bank (USA) from $50.0 million to $55.0 million and extended the term of the agreement to January 1, 2015.  In addition, the line of credit may be increased to $75.0 million in $5.0 million increments, at the Company’s discretion, if certain additional criteria are met.

The underlying loan agreement was originally entered into on September 21, 2005 with a term of three years and provides for borrowings based on eligible accounts receivable and inventories (as defined therein).  On March 1, 2007, the Company extended the term of the agreement through September 21, 2011, and on January 10, 2008, the Company elected to increase the line of credit to $50.0 million.  As of September 30, 2010, the amount of available borrowings under this credit facility was $15.8 million.  In addition to the Wells Fargo Bank (USA) credit line, the Company also maintains a $3.7 million bank line with Helm Bank (formerly Banco de Credito de Colombia), supporting its Latin American operations, where the amount of available borrowings was $2.9 million as of September 30, 2010.

The foregoing is a brief description of the material terms of the Amended Agreement and is qualified in its entirety by reference to the Amended Agreement filed as Exhibit 10.1 to this Report.

Item 8.01: Other Matters.

On February 2, 2011, the Company issued the press release, attached hereto as Exhibit 99.1, announcing its entry into the Amended Agreement.

Item 9.01: Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Seventh Amendment to the Loan and Security Agreement, dated February 1, 2011, with Wells Fargo Bank (USA).
99.1	Press Release dated February 2, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SED International Holdings, Inc.

Dated: February 2, 2011

By:  /s/ Stan Baumgartner

Stan Baumgartner,

Chief Financial Officer

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